Exhibit 99.1

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy Announces First Quarter 2007 Earnings of $4.6 Million
As Exploration Activity Ramps Up

HOUSTON - (PR Newswire) - May 9, 2007 - VAALCO Energy, Inc. (EGY - NYSE), (the “Company”) announced that for the first quarter of 2007 earnings were $4.6 million or $0.08 per diluted share. The Company incurred $5.1 million of costs during the quarter to acquire 3-D seismic data in Angola and Gabon. As a company using the successful efforts accounting method, this amount was expensed in the quarter. First quarter 2007 earnings compared to net income of $11.0 million or $0.18 per diluted share for the comparable period in 2006. The Company sold 511,000 net barrels at an average price of $57.03 per barrel during the first quarter of 2007 compared to 512,000 net barrels at an average price of $60.93 per barrel in the first quarter of 2006.

Robert L. Gerry, III, Chairman and CEO stated, “The first quarter of 2007 began on a positive note with the startup of the Avouma and South Tchibala fields in January. These two fields are contributing approximately 6,500 BOPD to Etame Block production, lifting total block production to in excess of 20,000 barrels oil per day. As our cash flow remains strong, we are moving forward with the construction of the Ebouri platform and expect to bring that field on production in the second half of 2008.

We have begun exploration activities in earnest on our exploration blocks in Gabon (Etame - offshore, Mutamba - onshore) and offshore in Angola. During the quarter, we shot 400 square kilometers of new proprietary 3-D seismic data on the Etame Block to delineate several prospects and leads in anticipation of a 2008 drilling campaign. In Angola, we acquired a license to 1,000 square kilometers of 3-D seismic in the fairway of Block 5. Processing and interpretation of the seismic is underway. The $5.1 million expensed to acquire these data is an investment in our future efforts to build reserves through the drill bit.”

Summary financial results for the quarter are tabulated below.

Abbreviated financial results:

	Three Months Ended March 31,
(Unaudited - in thousands of dollars)	2007	2006
Revenues	$29,131	$31,327
Operating costs and expenses	16,830	6,110
Operating Income	12,301	25,127

Other Income	676	114
Income tax expense	(7,192)	(12,120)
Loss from discontinued operations	(27)	(715)
Minority Interest in earnings of subsidiaries	(1,203)	(1,432)

Net Income	$4,555	$10,974

Basic Income per Common Share	$0.08	$0.19

Diluted Income per Common Share	$0.08	$0.18

Summary Statistics

	Three Months Ended March 31,
(Unaudited)	2007	2006
Net oil and gas sales (MBOE)	511	512
Average price ($/bbl)	$57.03	$60.93
Production costs ($/bbl)	$8.35	$6.48
Depletion costs ($/bbl)	$9.13	$3.53
General and administrative costs ($/bbl)	$5.57	$1.51
Debt/Proved reserves ($/BOE)	$0.91	$0.68
Capital Expenditures ($thousands)	2,129	1,855
Debt/Capitalization ($/$)	4%	6%
Cash and cash equivalents ($thousands)	$54,163	$52,999
Working capital ($thousands)	$65,796	$63,881
Total long term debt ($thousands)	$5,000	$5,000

Basic and diluted shares consist of the following:

	Three months ended
Item	March 31, 2007	March 31, 2006
Basic weighted average common stock issued and outstanding	59,039,674	57,481,783
Dilutive options	1,376,962	2,691,326
Total diluted shares	60,416,636	60,173,109

The Company has scheduled a conference call on Thursday, May 10, 2007 at 10:00 am CDT. Interested parties may participate in the call by dialing 1-866-868-1109 or from international locations 1-847-413-2404. Confirmation code is 17822171.

Conference Call Replay will be available beginning 1 hour after the conference is over and run through June 9, 2007 by dialing 1-877-213-9653 and entering pass code 17822171. International parties may dial 1-630-652-3041 and entering pass code 17822171.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
713-623-0801